Exhibit 5.3

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG

TELEPHONE	+352 466 230

FAX	+352 466 234

INTERNET	www.loyensloeff.lu

Ingersoll–Rand plc

170/175 Lakeside Drive

Airside Business Park

Swords, Co. DUBLIN

Ireland

November 1, 2017

Dear Sirs,

Ingersoll–Rand plc – Form S-3 Registration Statement

1	Introduction

1.1	We have acted as Luxembourg counsel for (i) Ingersoll–Rand Luxembourg Finance S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 189791 (IR Lux) and (ii) Ingersoll–Rand Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 1 avenue du Bois, L-1251 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 182971 (Lux International, together with IR Lux, the Companies).

1.2	This legal opinion (the Opinion) is furnished to you in connection with the Form S-3 registration statement filed with the United States Securities and Exchange Commission under the Securities Act of 1933 on the date of this Opinion and to which this Opinion is attached (the Registration Statement) for the registration of debt securities (the Debt Securities) and/or the guarantees (the Guarantees) that may be offered by the Companies under the Registration Statement.

2	Scope of Inquiry

2.1	For the purpose of this Opinion, we have examined an executed copy of the Registration Statement.

2.2	We have also examined an electronic copy of the following documents:

(a)	the articles of association of IR Lux, as enacted in the notarial deed of incorporation dated August 21, 2014 and drawn up by Maître Francis Kesseler, Notary then residing in Esch-sur-Alzette, Grand Duchy of Luxembourg (IR Lux Articles);

(b)	the consolidated articles of association of Lux International as at February 4, 2016, as drawn up by Maître Henri Beck, Notary residing in Echternach, Grand Duchy of Luxembourg (the IR Luxembourg Articles, together with the IR Lux Articles, the Articles);

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248.

AMSTERDAM      •      ARNHEM       •      BRUSSELS      •      LUXEMBOURG      •      ROTTERDAM       •      ARUBA      •      CURACAO      •      DUBAI

        GENEVA       •      HONG KONG       •      LONDON       •      NEW YORK       •      PARIS       •      SINGAPORE       •      TOKYO       •      ZURIC

(c)	the resolutions of the directors of the IR Lux, as set out in the minutes of the meeting of the board of directors of IR Lux held on September 14, 2017, pertaining to the Registration Statement (the IR Lux Board Resolutions);

(d)	the resolutions of the managers of Lux International, as set out in the minutes of the meeting of the board of managers of Lux International held on September 14, 2017, pertaining to the Registration Statement (the Lux International Board Resolutions, together with the IR Lux Board Resolutions, the Board Resolutions);

(e)	the secretary’s certificate pertaining to inter alia the Companies delivered by Ingersoll-Rand plc and dated November 1, 2017 (the Secretary Certificate);

(f)	excerpts pertaining to IR Lux and Lux International delivered by the RCS (the Excerpts); and

(g)	certificates of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) pertaining to IR Lux and Lux International, delivered by the RCS on the date of this Opinion with respect to the situation of IR Lux and Lux International as at one day prior to date of this Opinion (the RCS Certificates).

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.2	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Registration Statement (and any documents in connection therewith);

3.3	the Articles, the Board Resolutions and the Secretary Certificate are in full force and effect, have not been amended, rescinded, revoked or declared null and void;

3.4	the information contained in the Secretary Certificate, the Excerpts and the RCS Certificates is true and accurate at the date of this Opinion, save for the description of managers and directors in the Excerpts;

3.5	the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than Luxembourg law) in connection with the valid issuance of the Debt Securities and the Guarantees (and any documents in connection therewith); and

3.6	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any factual matter not disclosed to us, we are of the following opinion:

4.1	IR Lux is a public limited liability company (société anonyme), incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2	Lux International is a private limited liability company (société à responsabilité limitée), incorporated and validly existing under Luxembourg law for an unlimited duration.

4.3	Each Company has the corporate power to issue the Debt Securities and the Guarantees and to perform the obligations expressed to be assumed by it thereunder as set out in the Registration Statement and, when the Debt Securities and/or the Guarantees are issued pursuant to duly adopted resolutions of the board of directors of IR Lux and the board of managers of Lux International respectively, and in accordance with duly authorised and executed and legally valid, binding and enforceable documentation, the Debt Securities and/or the Guarantees, as applicable, shall be validly issued.

5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2	Our opinion that the Companies validly exist is based on the Articles, the Excerpts and the RCS Certificates (which confirms in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts and the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

6	Miscellaneous

6.1	This Opinion is as of this date and is given on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	This Opinion is strictly limited to the Registration Statement and the matters expressly set forth therein. No other opinion is, or may be, implied or inferred therefrom.

6.3	This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any action or claim in relation to it can be brought exclusively before the Luxembourg courts.

6.4	This Opinion is issued by Loyens & Loeff Luxembourg SARL. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff Luxembourg SARL cannot be held liable in any manner whatsoever.

6.5	This Opinion is given to you solely for your benefit in connection with the Registration Statement. It may be disclosed to your legal advisers but for information purposes only. This Opinion may not be relied upon by anyone else and it may not be quoted or referred to in any public document, or filed with any authority or other person without our written consent.

6.6	Notwithstanding the above, we consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Service of Process and Enforcement of Liabilities” in the Registration Statement and the prospectus that forms a part thereof.

6.7	Notwithstanding the above, this Opinion may be disclosed to rating agencies, insofar as they wish to know that an opinion has been given and to be made aware of its terms, provided that they may not rely on this Opinion for their own benefit or that of any other person.

Yours faithfully,

/s/ Loyens & Loeff

Loyens & Loeff Luxembourg SARL